Exhibit (b)(1)

EXECUTION VERSION

€750,000,000

FACILITY AGREEMENT

dated 11 February 2014

for

IMERYS S.A.

with

MORGAN STANLEY BANK INTERNATIONAL LIMITED

acting as Mandated Lead Arranger and Bookrunner

and

MORGAN STANLEY BANK INTERNATIONAL LIMITED

acting as Agent

Linklaters LLP

CONTENTS

CLAUSE		PAGE
SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	20
3.	Purpose	22
4.	Conditions of Utilisation	22
SECTION 3
UTILISATION
5.	Utilisation	25
6.	Optional Currencies	26
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	27
8.	Prepayment and Cancellation	27
9.	Extension Option	32
SECTION 5
COSTS OF UTILISATION
10.	Interest	34
11.	Interest Periods	35
12.	Changes to the calculation of interest	36
13.	Fees	37
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	Tax gross-up and indemnities	39
15.	Increased costs	44
16.	Other indemnities	45
17.	Mitigation by the Lenders	46
18.	Costs and expenses	47
SECTION 7
GUARANTEE
19.	Guarantee	48
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	Representations	52
21.	Information undertakings	55
22.	Financial covenants	58
23.	General undertakings	59
24.	Events of Default	65

(i)

SECTION 9
CHANGES TO PARTIES
25.	Changes to the Lenders	71
26.	Changes to the Obligors	75
SECTION 10
THE FINANCE PARTIES
27.	Role of the Agent and the Arranger	77
28.	Conduct of business by the Finance Parties	83
29.	Sharing among the Finance Parties	84
SECTION 11
ADMINISTRATION
30.	Payment mechanics	86
31.	Set-off	89
32.	Notices	89
33.	Calculations and certificates	91
34.	Partial invalidity	91
35.	Remedies and waivers	91
36.	Amendments and waivers	91
37.	Confidentiality	94
SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	Governing law	98
39.	Enforcement	98
40.	Waiver of Jury Trial	98

THE SCHEDULES
SCHEDULE		PAGE

SCHEDULE 1 The Original Lenders		99
SCHEDULE 2 Conditions Precedent		100
SCHEDULE 3 Requests		103
SCHEDULE 4 Form of Transfer Agreement		105
SCHEDULE 5 Form of Accession Letter		108
SCHEDULE 6 Form of Resignation Letter		109
SCHEDULE 7 Form of Compliance Certificate		110
SCHEDULE 8 Timetables		111
SCHEDULE 9 Form of Increase Confirmation		112
SCHEDULE 10 Form of TEG Letter		115

(ii)

THIS AGREEMENT is dated 11 February 2014 and made between:

(1)	IMERYS S.A., registration number RCS Paris 562 008 151 (the “Company”);

(2)	MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arranger and as bookrunner (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	MORGAN STANLEY BANK INTERNATIONAL LIMITED as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Acquisition” means either:

(a)	a two-step transaction pursuant to which a member of the Group will commence the Tender Offer, followed as promptly as practicable after the consummation of the Tender Offer (including any extension of the offer period) by a Merger, with all of the issued and outstanding Target Shares not validly tendered in the Tender Offer cancelled in the Merger; or

(b)	a Merger, in each case, on the terms and subject to the conditions set forth in the Merger Agreement and the Tender Offer Materials,

as applicable.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Announcement Date” means the date on which the Merger or the Tender Offer is publicly announced.

“Anti-Money Laundering Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, permit, certificate, notification or registration.

“Availability Period” means the period from and including the date of this Agreement to the earlier of the date:

(a)	which is six months after the date of this Agreement;

(b)	which is 20 Business Days after the date on which the Merger is completed; and

(c)	on which:

(i)	the Tender Offer expires (without intent to accept payment of any shares tendered in the Tender Offer);

(ii)	the Tender Offer is terminated (without intent to accept payment of any shares tendered in the Tender Offer);

(iii)	the Merger Agreement is terminated or expires; or

(iv)	the Company publicly announces its intention not to proceed with the Acquisition.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “€” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Company for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

“Base Reference Bank Rate” means:

(a)	if, following good faith discussions, the Company and the Agent have agreed the identity of the Base Reference Banks, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(i)	in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(ii)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if, following good faith discussions, the Company and the Agent have failed to agree the identity of the Reference Banks, the rate notified to the Agent by each Lender as soon as practicable prior to the date on which interest is due to be paid in respect of that Interest Period, being that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

“Base Reference Banks” means such banks as may be appointed by the Agent in agreement with the Company.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Change of Control” has the meaning given to it in Clause 8.2 (Change of Control).

“Close of Syndication” means the date on which the Arranger confirms the close of syndication in accordance with the Syndication Letter.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion Date” means the date on which the Target becomes a Subsidiary of the Company or, if earlier, the date on which the Merger is completed.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to it in Clause 22 (Financial covenants).

“Consolidated Net Financial Debt” has the meaning given to it in Clause 22 (Financial covenants).

“Consolidated Net Worth” has the meaning given to it in Clause 22 (Financial covenants).

“Controlled Group” means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation); or

(b)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Economic Sanctions” means any economic, trade or political sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“ERISA Event” means any of the following events:

(a)	any reportable event, as defined in Section 4043(c) of ERISA, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)	the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of that Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA;

(g)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(h)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Section 303(i) of ERISA); or

(i)	the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Base Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Existing Financial Indebtedness” means any Financial Indebtedness of a member of the Group (other than the Company) existing as at the date of this Agreement in an aggregate amount not exceeding €500,000,000.

“Existing Security” means any Security granted by a member of the Group and existing as at the date of this Agreement securing Financial Indebtedness in an aggregate amount not exceeding €300,000,000.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means any letter or letters between the Arranger and the Company (or the Agent and the Company) setting out certain fees referred to in Clause 13 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Fitch” means Fitch Ratings Inc.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“GAAP” means generally accepted accounting principles, standards and practices in France, including IFRS.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means a company which becomes a Guarantor pursuant to Clause 26.2 (Additional Guarantors), unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Guarantor Coverage Test” has the meaning given to it under Clause 26.2 (Additional Guarantors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions as part of Syndication.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent, is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or, for the purposes of French law, is in a state of cessation des paiements;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors due to financial difficulties;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official including, any reorganisation or liquidation proceedings provided by Title III and Title IV of Book VI of the French Code de Commerce (as applicable, with the derogatory regime provided by Articles L.631-26 et seq. of the French Code monétaire et financier for credit institutions) or any resolution measures provided by Title 1 (Chapters III, section 2, sub-section 3) of Book VI of the French Code monétaire et financier where those measures affect creditors’ rights and/or the ability to continue to carry out its agency functions or its lending activity;

(e)	is subject to any of the insolvency proceedings referred to in Article 2(a) and Schedule A of Council regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or any equivalent proceedings in any jurisdiction including for the purposes of French law, any reorganisation or liquidation proceedings provided by Title III and Title IV of Book VI of the French Code de Commerce;

(f)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(g)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (d) above,

provided that none of these events or circumstances above will constitute an Insolvency Event in relation to a Finance Party if the Finance Party concerned is able to perform its obligations under this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.) and the regulations promulgated and rulings issued thereunder.

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Investment Grade Rating” means, in relation to an entity, a Long Term Credit Rating of (i) Baa3 or higher by Moody’s; (ii) BBB- by Standard & Poor’s; or (iii) BBB- by Fitch.

“IRS” means the United States Internal Revenue Service (or any successor thereto).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Base Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Long Term Credit Rating” means, in respect of any entity, the credit rating assigned by the specified rating agency to that entity’s long-term senior unsecured debt not credit enhanced.

“Major Default” means with respect to an Obligor any circumstances constituting a Default under any of Clause 24.1 (Non-payment), Clause 24.3 (Other obligations) insofar as it relates to a breach of Clauses 23.2 (Compliance with laws), 23.3 (Negative pledge), 23.4 (Disposals), 23.6 (Change of business), 23.8 (Subsidiaries’ financial indebtedness) and 23.15 (Conduct of the Acquisition), Clause 24.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings), or Clause 24.10 (Unlawfulness).

“Major Representation” means a representation or warranty under any of Clause 20.1 (Status) to Clause 20.6 (Governing law and enforcement), Clause 20.15 (Sanctions) and Clause 20.16 (Margin Regulations).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means, in relation to the periods (each, the “Applicable Period”) set out in the table below, the rate per annum determined by reference to the Company’s Long Term Credit Rating last published (and not withdrawn) before the first day of that Applicable Period, in accordance with the following table and shall take effect in accordance with Clause 10.3 (Margin Adjustments):

	Long Term Credit Rating (Moody’s or, if Moody’s rating is not available, any Long Term Credit Rating provided by Standard & Poor’s or by Fitch)
	Baa2 or above (per cent. p.a.) (or equivalent for Standard & Poor’s or Fitch as applicable)	Baa3 (per cent. p.a.) or equivalent for Standard & Poor’s or Fitch as applicable)	Below Baa3 or absence of rating (per cent. p.a.) or equivalent for Standard & Poor’s or Fitch as applicable)
Applicable Period

From the first Utilisation Date until the date falling 3 months after the first Utilisation Date	0.40	0.60	0.90

From the date falling 3 months after the first Utilisation Date until date falling 6 months after the first Utilisation Date	0.50	0.70	1.15

From the date falling 6 months after the first Utilisation Date until date falling 9 months after the first Utilisation Date	0.75	0.95	1.40

From the date falling 9 months after the first Utilisation Date until date falling 12 months after the first Utilisation Date	1.00	1.20	1.65

From the date falling 12 months after the first Utilisation Date until date falling 15 months after the first Utilisation Date	1.25	1.45	1.95

From the date falling 15 months after the first Utilisation Date until date falling 18 months after the first Utilisation Date	1.50	1.70	2.15

However:

(a)	if the Company does not have a Long Term Credit Rating, the Margin will be the highest Margin for the relevant Applicable Period;

(b)	if the Company no longer has a Long Term Credit Rating assigned to it by Moody’s but is rated by one of either Fitch or Standard & Poor’s, the margin will be determined by the ratings assigned by that agency corresponding to the equivalent rating in the table above; and

(c)	if at any time the Company has more than one Long Term Credit Rating, the Margin to be taken into account shall be equal to the average of the Margins corresponding to each of those available Long Term Credit Ratings.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition of the Group, meaning that the Consolidated Net Worth has or is expected to be reduced by 25% or more as determined by reference to the Consolidated Net Worth as at the immediately preceding Testing Date; or

(b)	the ability of any Obligor to perform and comply with its payment obligations or financial covenants under any Finance Document.

“Material Subsidiary” means, at any time a Subsidiary of the Company which has:

(a)	earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), calculated on an unconsolidated basis, representing 10 per cent. or more of Consolidated EBITDA; or

(b)	has gross assets (excluding intra-group items and calculated on an unconsolidated basis) representing 10 per cent., or more of the gross assets of the Group (calculated on a consolidated basis),

in each case, as determined by reference to the latest audited financial statements of that Subsidiary and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary.

“Merger” means a merger pursuant to which the Merger Subsidiary will be merged with and into the Target whereby the Target is the surviving corporation pursuant to Section 251 of the General Corporation Law of the State of Delaware, and pursuant to which all outstanding Target Shares (other than those owned by the Company, the Merger Subsidiary, the Target or any of the Target’s Subsidiaries or in respect of which appraisal rights are validly exercised and perfected under the General Corporation Law of the State of Delaware) will be converted into the right to receive cash.

“Merger Agreement” means the agreement and plan of merger, dated on or around the date of this Agreement, among the Company, the Merger Subsidiary and the Target, together with such amendments, waivers or supplements made from time to time in accordance with the terms of this Agreement.

“Merger Subsidiary” means Imerys Minerals Delaware, Inc., a corporation incorporated under the laws of the State of Delaware and a member of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Inc.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non-coopératif) as set out in the list referred to in Article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

“Obligor” means the Company or a Guarantor.

“Opt Out Lender” means any Lender which notifies the Agent in writing within five Business Days of it becoming a Party to this Agreement that it wishes to be an Opt Out Lender.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2012.

“Original Termination Date” means the date which is 12 months after the date of this Agreement.

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

“Qualifying Lender” has the meaning given to it in Clause 14 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Event” has the meaning given to it in Clause 22 (Financial covenants).

“Registration Document” means the Company’s registration document (document de référence) for 2012 registered with the Autorité des marchés financiers.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations made in respect of them.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 20.1 (Status), Clause 20.2 (Binding obligations), Clause 20.3 (Non-conflict with other obligations), Clause 20.4 (Power and authority), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default), paragraphs (a) and (b) of Clause 20.11 (Financial statements), Clause 20.12 (Pari passu ranking), Clause 20.13 (No proceedings pending or threatened), Clause 20.15 (Sanctions), Clause 20.16 (Margin Regulations), Clause 20.17 (ERISA) and Clause 20.18 (US Regulation).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Screen Rate” means:

(a)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), and

(b)	in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods).

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Standard & Poor’s” means Standard & Poor’s Rating Services.

“Subsidiary” means in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 of the French Code de Commerce.

“Syndication” means the primary syndication of the Facility.

“Syndication Date” means the date on which the Arranger confirms its primary syndication has been completed and the transferees have become Lenders, in accordance with the Syndication Letter.

“Syndication Letter” means the letter dated 29 January 2014 between the Company and Morgan Stanley Bank International as original arranger and bookrunner.

“Target” means Amcol International Corp., a corporation incorporated under the laws of the State of Delaware.

“Target Group” means the Target and its Subsidiaries for the time being.

“Target Shares” means the shares of common stock of the Target.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TEG Letter” means a document substantially in the form set out in Schedule 10 (Form of TEG Letter).

“Tender Offer” means a cash tender offer to acquire any and all of the outstanding Target Shares on the terms and subject to the conditions set forth in the Merger Agreement and the Tender Offer Materials.

“Tender Offer Materials” means the Tender Offer Statement on Schedule TO with respect to the Tender Offer by a member of the Group, filed with the SEC pursuant to the Exchange Act in the manner set forth in the Merger Agreement, which will contain as exhibits, among other things, an offer to purchase and forms of the related letter of transmittal and summary advertisement, together with all exhibits, supplements and amendments thereto.

“Termination Date” means the Original Termination Date subject to extension in accordance with Clause 9.1 (Extension of Facility) (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

“Testing Date” means 31 December and 30 June of each year.

“Total Commitments” means the aggregate of the Commitments, being €750,000,000 at the date of this Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

“US Guarantor” means a Guarantor that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

“US Obligor” means a US Guarantor.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“US” and “United States” means the United States of America, its territories and possessions.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Code de Commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Code de Commerce;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiii)	“wilful misconduct” means “dol” or “faute intentionnelle”;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (or an Event of Default) is “continuing” if it has not been remedied or waived.

(e)	The representations and warranties in Clause 20.15 (Sanctions) given by, and the undertakings in Clause 23.14 (Sanctions) of, each Obligor are not made to any Opt Out Lender.

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

“$”, “dollars”, “US Dollars” and “US$” denote the lawful currency for the time being of the United States of America.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a multicurrency term loan facility with an extension option in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 30 days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single lender or a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 8.1 (Illegality); or

(B)	paragraph (a) of Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single lender or a Defaulting Lender),

request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to the Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to the Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to the Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall use its best efforts to conduct such checks within five Business Days (provided that it has received all necessary documents for such purpose) and promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company shall, promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred and documented by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 25.5 (Procedure for transfer or assignment) and if the Increase Lender was a New Lender.

(f)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility:

(a)	to finance the purchase price in respect of the Merger and the Tender Offer (if any) and related fees, costs, expenses and stamp duties; and

(b)	to refinance financial indebtedness of the Target and its subsidiaries, together with any break funding costs, redemption premium and other costs payable in connection with such refinancing.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Company may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Utilisation;

(ii)	the Major Representations to be made by each Obligor are true in all material respects and will be true in all material respects immediately after the Loan is made;

(iii)	no Change of Control has occurred; and

(iv)	it is not unlawful for that Lender to perform any of its obligations under the Finance Documents or to fund its participation in any Loan.

(b)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if, on the date of the Utilisation Request, the Agent has received a certificate of an authorised signatory of the Company which:

(i)	in the case of a Utilisation relating to the Tender Offer, confirms that the conditions to the consummation of the Tender Offer have been satisfied or waived (provided such waiver is permitted by this Agreement) and the number of Target Shares agreed to be purchased;

(ii)	in the case of a Utilisation relating to the Merger, confirms that the consummation of the Merger will occur simultaneously with the Utilisation; and

(iii)	in the case of a Utilisation to refinance financial indebtedness of the Target and its subsidiaries, certifies that the relevant Utilisation is to be used for that purpose.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is USD or:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding.

(b)	The Company may not request that a Loan be divided if, as a result of the proposed division, more than five Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Certain Funds

(a)	Save in circumstances where, pursuant to paragraph (a) of Clause 4.2 (Further conditions precedent) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	refuse to participate in the making of a Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of €25,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is USD, a minimum of the equivalent in USD of €25,000,000;

(iii)	if the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5 (Utilisation) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Company shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency.

6.3	Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

6.4	Revaluation of Optional Currency Loans

(a)	If any Loans are denominated in an Optional Currency, the Agent may (and shall, if so instructed by the Majority Lenders) within 10 days after the end of each half of each of its Financial Years recalculate the Base Currency Amount of each such Loan by notionally converting into the Base Currency the outstanding amount of that Loan on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Company shall, if requested by the Agent within 10 days of any calculation under paragraph (a) above, ensure that within five Business Days sufficient Loans are prepaid to prevent the Base Currency Amount of all outstanding Loans exceeding an amount equal to 110 per cent. of the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

(a)	The Company shall repay each Loan on the Termination Date.

(b)	The Company may not reborrow any part of the Facility which is repaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

(a)	If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)	the Company shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	No break cost or any other penalty or premium shall be payable by the Company if that illegality or unlawfulness results from that Lender’s action or omission.

8.2	Change of control

(a)	If any person or groups of persons (other than its Controlling Shareholders directly or indirectly, whether jointly or separately) acting in concert at any time directly or indirectly gains “control” of the Company and such change of control results in either: (i) the Company ceasing to be rated by at least one of Fitch, Moody’s or Standard & Poor’s; or (ii) the Company having any Long Term Credit Rating which is not an Investment Grade Rating (a “Change of Control”):

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation; and

(iii)	if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” has the meaning given to it in article L. 233-3 I of the French Code de Commerce.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in article L. 233-10 of the French Code de Commerce.

(d)	For the purpose of paragraph (a) above:

“Controlling Shareholders” means Frère family or Desmarais family, as described in the Registration Document published by the Company.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €25,000,000 or the appropriate minimum amount in the Optional Currency) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary prepayment of Loans

(a)	The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €25,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

8.5	Right of replacement or repayment and cancellation in relation to a single lender or a Defaulting Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	the Company receives a demand from the Agent under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

(iii)	any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (A) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (B) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(g)

(i)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

8.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for the Company to perform any of its obligations to any Lender under paragraph (c) of Clause 14.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(iii)	the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of each Interest Period which ends after the Company has given notice under paragraph (i) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.7	Capital Markets, Disposal, Equity, Insurance and Loan Proceeds

(a)	For the purposes of this Clause 8.7:

“Capital Markets Proceeds” means (excluding for the avoidance of doubt, any intragroup issuance), the cash proceeds received by any member of the Group from any public or private debt capital markets issuance (including, without limitation, any bond or note issuance or private placement or instruments that are convertible into equity or any hybrid instrument) by the Company or guaranteed by the Company, but excluding the Chinese Renminbi currency equivalent of the first €50,000,000 of debt capital markets proceeds received, in aggregate, by any members of the Group in connection with any Chinese Renminbi debt capital markets issuance in China which is guaranteed by the Company and after deducting any fees, costs, expenses which are incurred by members of the Group with respect to that issue, sale or offering to persons who are not members of the Group and any Tax incurred and required to be paid by a member of the Group (as reasonably determined on the basis of existing rates and taking into account any available credit deduction or allowance).

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means (excluding, for the avoidance of doubt, any intragroup disposals) the cash proceeds received by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after fees, costs, expenses and Taxes incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined on the basis of existing rates and taking into account any available credit deduction or allowance).

“Equity Proceeds” means (excluding, for the avoidance of doubt, (i) any intra-group equity issuance or (ii) equity instruments subscribed by its employees and/or managers following the exercise of an option) the cash proceeds received, after deducting any fees, costs, expenses which are incurred by members of the Group with respect to that issue, sale or offering and any Tax incurred and required to be paid by a member of the Group (as reasonably determined on the basis of existing rates and taking into account any available credit deduction or allowance), by any member of the Group in connection with the issuance of any equity and other equity-

linked instruments (other than as a result of the conversion of bonds or other debt securities) by a member of the Group, but, in respect of members of the Group other than the Company, excluding the first €300,000,000 of equity proceeds received, in aggregate.

“Excluded Disposal Proceeds” means any proceeds of any Disposal which the Company notifies the Agent:

(i)	are equal to or less than €100,000,000 in aggregate in respect of Disposals over the life of the Facility (excluding those individual disposals which do not exceed €10,000,000);

(ii)	are equal to or less than €10,000,000 in respect of any individual Disposal; or

(iii)	are reinvested in replacement assets within 12 months of receipt of such proceeds.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Company notifies the Agent are:

(i)	or are to be, applied to meet a third party claim;

(ii)	or are to be, applied to cover operating losses or business interruption in respect of which the relevant insurance claim was made;

(iii)	applied within 12 months of receipt, in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made;

(iv)	equal to or less than €10,000,000 in respect of any single insurance claim; or

(v)	equal to or less than €100,000,000 in aggregate in respect of insurance claims over the life of the Facility (excluding those individual claims which do not exceed €10,000,000).

“Insurance Proceeds” means the cash proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds.

“Loan Proceeds” means (excluding, for the avoidance of doubt, any intra-group loans) the cash proceeds, after deducting any fees, costs, expenses which are incurred by members of the Group with respect to that loan facility and any Tax incurred and required to be paid by a member of the Group (as reasonably determined on the basis of existing rates and taking into account any available credit deduction or allowance), received by any member of the Group in connection with any loan facilities (including syndicated and bilateral facilities) entered into by a member of the Group after the date of this Agreement, excluding the first €50,000,000 of proceeds received by any individual member of the Group in connection with any loan facilities and provided that such aggregate excluded amount for all members of the Group does not exceed €125,000,000 over the life of the Facility.

(b)	Unless the Company makes an election under paragraph (d) below, the Company shall ensure that an amount equal to the Capital Markets Proceeds, Disposal Proceeds, Equity Proceeds, Insurance Proceeds and Loan Proceeds are applied in prepayment of the Facility in the order specified in this Clause 8.7 as soon as reasonably practicable after receipt by a member of the Group.

(c)	A prepayment of Utilisations or cancellation of Available Commitments made under this Clause 8.7 shall be applied in the following order:

(i)	first, in prepayment of Loans as contemplated in paragraphs (d) and (e) below; and

(ii)	secondly, in cancellation of Available Commitments under the Facility (and the Available Commitments of the Lenders under the Facility will be cancelled rateably).

(d)	Subject to paragraph (e) below, the Company may elect that any prepayment under this Clause 8.7 be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Company has made an election under paragraph (d) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8.8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty.

(c)	The Company may not reborrow any part of the Facility which is prepaid.

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8.8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 8.8 shall reduce the Commitments of the Lenders rateably under the Facility.

9.	EXTENSION OPTION

9.1	Extension of Facility

(a)	Subject to Clause 9.2 (Extension Notice), the Company shall be entitled to extend the Termination Date of all or any part of the Loans outstanding on the date of the Extension Notice for an additional period of six Months from the Original Termination Date (the Loans so extended being the “Extended Loans”).

9.2	Extension Notice

(a)	The Company may exercise its right to extend the Termination Date pursuant to Clause 9.1 (Extension of Facility) by giving notice to the Agent (the “Extension Notice”) not more than 60 or less than 10 days before the Original Termination Date. Such notice shall be given in writing, shall be unconditional, irrevocable and binding on the Company and shall specify the aggregate amount of the Loans which the Company wishes to extend.

(b)	The Company may only serve one Extension Notice over the life of the Facility.

9.3	Notification of Extension Notice

The Agent shall forward a copy of the Extension Notice to the relevant Lenders as soon as practicable after receipt of it provided that failure of the Agent to do so shall not affect the Company’s right to effect any extension in accordance with this Clause 9.

9.4	Termination Date of Extended Loans

(a)	Following delivery of an Extension Notice pursuant to Clause 9.2 (Extension Notice) above, the Termination Date of any Extended Loans shall be the date falling 6 Months after the Original Termination Date and references to “Termination Date” shall be construed accordingly, subject to:

(i)	no Event of Default having occurred and being continuing on the date the Extension Notice is served and on the Original Termination Date;

(ii)	the Repeating Representations to be made by each Obligor being true in all material respects on the date the Extension Notice is served and on the Original Termination Date; and

(iii)	the Extension Fee being paid in accordance with Clause 13.5 (Extension Fee).

(b)	Any part of any Loan outstanding on the Original Termination Date which is not extended pursuant to paragraph (a) above shall be repayable on the Original Termination Date in accordance with Clause 7.1 (Repayment of Loans).

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR or, in relation to any Loan in USD, LIBOR.

10.2	Payment of interest

The Company shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Margin Adjustments

(a)	The Company must notify the Agent promptly of any notification to the Company by a rating agency of a change in any Long Term Credit Rating.

(b)	Any change in the Margin will, subject to paragraph (c) below, apply to each Loan five Business Days after the date on which the amended Long Term Credit Rating was published.

(c)	Without prejudice to any other rights and remedies of the Finance Parties under this Agreement, for so long as an Event of Default is continuing, the Margin will be the highest rate set out in the table in the definition of “Margin”.

(d)	Without prejudice to the above and the definition of Margin, no other change of the Margin shall occur.

10.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

10.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

10.6	Effective Global Rate (Taux Effectif Global)

(a)	For the purposes of Articles L. 313-1 et seq, R. 313-1 and R. 313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Company’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global needs to be calculated on the basis of the Screen Rates prevailing at the date of this Agreement and on the basis of certain assumptions regarding the duration of the Interest Periods and the amount of other costs included in the calculation of the taux effectif global.

(b)	The Company acknowledges that it has received on the date of this Agreement from the Agent a letter substantially in the form set out in Schedule 10 (Form of TEG Letter) containing the determination of the taux effectif global, calculated on the basis described above.

(c)	The Parties acknowledge that TEG Letter forms an integral part of this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Company not later than the Specified Time.

(c)	If the Company fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 11, the Company may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Prior to the Syndication Date, Interest Periods shall be one Month or such shorter period as the Agent (acting on the instructions of all of the Lenders) and the Company may agree.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency; and

(ii)	end on the same date,

those Loans will, unless the Company specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Company requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Company.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period EURIBOR or, if applicable, LIBOR is to be determined by reference to the Base Reference Banks and none or only one of the Base Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a

Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or, if applicable, LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4	Break Costs

(a)	The Company shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at a rate of 35 per cent. of the applicable Margin on the unused and uncancelled amount of the Facility accruing from the Close of Syndication to the end of the Availability Period.

(b)	Accrued commitment fee is payable quarterly in arrear, on the last day of the Availability Period and on the cancelled amount of the Facility at the time a full cancellation is effective.

13.2	Underwriting and syndication fees

The Company shall pay to the Arranger underwriting and syndication fees in the amounts and at the times agreed in one or more Fee Letters.

13.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Ticking Fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at a rate of 17.5 per cent. of the applicable Margin on the unused and uncancelled amount of the Facility accruing from the date falling one month after the Announcement Date until the Close of Syndication.

(b)	Accrued ticking fee is payable quarterly in arrears and on the cancelled amount of the Facility at the time a full cancellation is effective.

13.5	Extension Fee

(a)	If, on the Original Termination Date, all of the Company’s Long Term Credit Ratings are Investment Grade Ratings, the Company shall pay to the Agent (for the account of each Lender) an extension fee in the Base Currency calculated as follows:

(i)	if Loans in an aggregate amount of €375,000,000 or more are extended pursuant to Clause 9 (Extension Option), 0.20 per cent. on the full amount of the Loans extended; or

(ii)	if Loans in an aggregate amount of less than €375,000,000 are extended pursuant to Clause 9 (Extension Option), 0.10 per cent. on the full amount of the Loans extended.

(b)	If, on the Original Termination Date, any of the Company’s Long Term Credit Ratings ceases to be an Investment Grade Rating (or no Long Term Credit Rating is available), the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency calculated as follows

(i)	if Loans in an aggregate amount of €375,000,000 or more are extended pursuant to Clause 9 (Extension Option), 0.35 per cent. on the full amount of the Loans extended; or

(ii)	if Loans in an aggregate amount of less than €375,000,000 are extended pursuant to Clause 9 (Extension Option), 0.15 per cent. on the full amount of the Loans extended.

(c)	The Extension Fee shall be payable on the Original Termination Date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(i)	fulfils the conditions imposed by French law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as resident of a Treaty State for the purpose of the Treaty;

(ii)	does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loans is effectively connected;

(iii)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(iv)	fulfils any other condition which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on any interest paid under the Finance Documents by France, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on interest payments.

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (upon reasonably documented demand).

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph (d)(i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	The Company expressly acknowledges that if, as a result of the change in corporate nationality of an Obligor as a result of a merger permitted pursuant to Clause 23.5 (Corporate Reconstruction), the surviving Obligor of that merger must make a Tax Deduction, payments from that Obligor shall be increased in accordance with paragraph (c) above.

14.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company and provide reasonable details of its request.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender status confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor (without prejudice to the rights of the Company under this Clause 14), which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this paragraph (a) then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

(b)	Such Lender shall also specify, in the Transfer Agreement which it executes upon becoming a Party to this Agreement, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

(c)	The Original Lender represents that it is a Qualifying Lender and that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

14.6	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following reasonably documented demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

14.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) of Clause 14.9 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within ten Business Days of a reasonably documented demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation which is made or published after the date of this Agreement or (iii) the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and any requests, rules, guidelines or directives made under, or issued in connection with, the Dodd-Frank Act.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a reasonably documented demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach or gross negligence by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of reasonably documented demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of reasonably documented demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) or in any amount payable under a Finance Document by a French Obligor becoming not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all reasonably documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it. The Finance Party shall inform the Company without undue delay if it resolves not to take any steps under Clause 17.1 (Mitigation).

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all reasonably documented costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonably documented costs and expenses (including legal fees which have been agreed with the Company prior to being incurred) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all reasonably documented costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

19.	GUARANTEE

19.1	Guarantee

On the date it accedes to this Agreement, each Guarantor, in accordance with the provisions of Articles 2288 and seq. of the French Code civil irrevocably and unconditionally jointly and severally:

(a)	guarantees (as a caution solidaire) to each Finance Party punctual performance by the Company of its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees that the obligations under this guarantee shall not be affected in the case of the merger of the Guarantor, the Company or any Finance Party.

19.2	Continuing guarantee

The obligations of each Guarantor under Clause 19.1 (Guarantee) (the “Guarantee Obligations”):

(a)	will remain in full force and effect until all amounts which may be or become payable by the Company under or in connection with any Finance Document have been irrevocably paid in full; and

(b)	are subject to any limitation which is set out in the Accession Letter by which that Guarantor becomes a Guarantor.

19.3	Waiver of defences

Each Guarantor irrevocably and expressly:

(a)	undertakes not to exercise any rights which it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Code civil;

(b)	waives any right it may have of first requiring any Finance Party (or any agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19;

(c)	undertakes not to exercise any rights which it may have against the Company under article 2309 of the French Code civil until all amounts which may be or become payable by the Company to any Finance Party under or in connection with any Finance Document have been paid in full; and

(d)	undertakes not to exercise any rights which it may have under article 2316 of the French Code civil to take any action against the Company in the event of any extension of any Availability Period, any Termination Date, any date for repayment under Clause 7 (Repayment) or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document, in each case without the consent of that Guarantor until all amounts which may be or become payable by the Company to any Finance Party under or in connection with any Finance Document have been paid in full.

19.4	No subrogation

(a)	Until all amounts which may be or become payable by the Company under or in connection with any Finance Document have been paid in full, each Guarantor undertakes not to exercise any rights which it may have (including its rights under articles 2305 and 2306 of the French Code civil):

(i)	to be subrogated to or otherwise share in any security or monies held, received or receivable by any Finance Party or to claim any right of contribution in relation to any payment made by any Guarantor under this Agreement;

(ii)	to enforce any of its rights of subrogation and indemnity against any Obligor or any co-surety; or

(iii)	following a claim being made on any Guarantor under Clause 19.1 (Guarantee), to demand or accept repayment of any monies due from any other Obligor to any Guarantor or claim any set-off or counterclaim against any other Obligor.

(b)	Each Guarantor agrees that, to the extent that the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set out in this Clause 19.4 is found by any court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification which that Guarantor may have against any Obligor or against any collateral or security, and any rights of contribution which that Guarantor may have against any such other Guarantor shall be junior and subordinate to:

(i)	any rights any Finance Party may have against any Obligor (including without limitation that Guarantor);

(ii)	all right, title and interest which any Finance Party may have in any such collateral or security; and

(iii)	any right which any Finance Party may have against those Guarantors to use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights which any Guarantor may have and, upon such disposal or sale, any rights of subrogation which that Guarantor may have had shall terminate.

(c)	If any amount is paid to any Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all obligations under this Clause 19 have not been paid in full, those amounts shall be held for the benefit of the Finance Parties and shall forthwith be paid over to the Finance Parties to be credited and applied against the obligations under this Clause 19, whether matured or unmatured, in accordance with the terms of this Agreement.

19.5	Release of Guarantors

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor that Retiring Guarantor is released by each other Guarantor and the Finance Parties from any liability (whether past, present or future and whether actual or contingent) (i) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents, and (ii) except in respect of a payment liability of that Guarantor which arose prior to the date on which it ceased to be a Guarantor, to make any payment to a Finance Party under any Finance Document.

19.6	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.7	Guarantee Benefit

The benefit of the guarantee shall automatically extend to any New Lender.

19.8	Guarantor Information

The Guarantor declares it is sufficiently informed on the financial and legal position of the Company and acknowledges that it is responsible for personally monitoring the evolution of such position, the Finance Parties having, subject to the provisions of Article L. 313-22 of the French Code monétaire et financier, no obligation to provide information to the Guarantor. Accordingly, the Guarantor expressly exempts the Finance Parties from notifying it of any term extension or non-payment by the Company.

19.9	Limitations on guarantee under US law

(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

(b)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, to the extent that any US Bankruptcy Law or Fraudulent Transfer Law is applicable to this guarantee:

(i)	each Finance Party agrees that the maximum liability of each Guarantor under this Clause 19 shall in no event exceed an amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to

(A)	all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and

(B)	the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to

I.	applicable law or

II.	any other agreement providing for an equitable allocation among such Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties; and

III.	each party agrees that, in the event any payment or distribution is made on any date by a Guarantor under this Clause 19, each such Guarantor shall be entitled to be indemnified from each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all the Guarantors.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	unless such conflict would not reasonably be excepted to have a Material Adverse Effect, any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

20.4	Power and authority

Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors), it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (other than any required official translation),

have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors):

(a)	the choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

20.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make to any Qualifying Lender.

20.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not mandatory that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, unless with respect to any Additional Guarantor where such registration is made and such tax is paid upon accession of such Additional Guarantor.

20.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would reasonably be expected to have a Material Adverse Effect.

20.10	No misleading information

(a)	Any factual information provided (on or prior the date on which such representation is made or repeated) by the Company for the purpose of the contemplated Merger and related financing arrangements (including the Facility) and in relation to the Target and its Subsidiaries, to the best of Company’s knowledge and after having made reasonable enquiries was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections provided by the Company in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	To the best of the Company’s knowledge and after having made reasonable enquiries, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

20.11	Financial statements

(a)	Its Original Financial Statements or, if later, the most recent financial statements delivered pursuant to paragraph (a) of Clause 21.1 were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements or, if later, the most recent financial statements delivered pursuant to paragraph (a) of Clause 21.1 fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2012.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.13	No proceedings pending or threatened

No litigation, arbitration, administrative proceedings and/or investigations of or before any court, arbitral body, regulatory body or agency, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.14	Anti-corruption

(a)	It has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(b)	Neither it nor any director, officer, or employee, nor, to its knowledge, any agent or representative of it or any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

20.15	Sanctions

Neither it nor any of its Subsidiaries nor any director, officer or employee thereof, nor, to its knowledge, any agent, affiliate or representative of it, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is the subject of any Economic Sanctions.

20.16	Margin Regulations

No part of the proceeds of any Utilisation will be used for any purpose which violates Regulation T, Regulation U or Regulation X; additionally, following the application of the proceeds of each Utilisation, not more than 25 per cent of the value of the assets of the Obligors (on a consolidated basis) will be invested in Margin Stock.

20.17	ERISA

(a)	No US Obligor or ERISA Affiliate has any unfunded liabilities in respect of any Employee Plan except to the extent that such unfunded liabilities do not, and are not reasonably expected to, have a Material Adverse Effect.

(b)	No Multiemployer Plan is in reorganisation or insolvent (or in endangered or critical status) except to the extent that it does not have a Material Adverse Effect.

(c)	No ERISA Event has occurred or is reasonably likely to occur, except as would not reasonably be expected to have a Material Adverse Effect.

20.18	US Regulation

(a)	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It is not an “investment company” under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness under this Agreement.

(c)	It will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official (including any officer or employee of a government or government-owned or controlled entity or other public international organisation or any person acting in any official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in a manner which is prohibited under the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

20.19	Repetition

(a)	The Repeating Representations (and, in the case of paragraph (ii) below, the representations set out in Clauses 20.5 (Validity and admissibility in evidence), 20.7 (Deduction of Tax), and 20.8 (No filing or stamp taxes)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request and the first day of each Interest Period;

(ii)	in the case of an Additional Guarantor, the day on which the company becomes (and on which it is proposed that the company becomes) an Additional Guarantor; and

(iii)	in relation to any extension request made pursuant to Clause 9 (Extension Option) of this Agreement, the date of such Extension Notice and the Original Termination Date.

(b)	The representations and warranties in Clause 20.10 (No misleading information) shall also be deemed to be made by reference to the facts and circumstances then existing on the Syndication Date.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders (unless such information is publicly available on the website of the Company):

(a)	as soon as the same become publicly available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the financial statements (audited to the extent required in the relevant jurisdiction) of each Obligor for that financial year; and

(b)	as soon as the same become publicly available, but in any event within 90 days after the end of each half of each of its financial years:

(i)	its consolidated financial statements for that financial half year; and

(ii)	if any, the financial statements of each Obligor for that financial half year.

21.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief financial officer of the Company.

21.3	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) (in their capacity as such) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings and/or investigation of or before any court arbitral body, regulatory body or agency which are current, threatened or pending against any member of the Group, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group or in relation to the Acquisition as any Finance Party (through the Agent) may reasonably request, in each case in accordance with and subject to applicable regulatory requirements.

21.4	ERISA

Each Obligor shall:

(a)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)	within a reasonable time, but not later than 15 days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by a director or other authorised signatory of an Obligor or ERISA Affiliate describing such ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)	within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan; and

(d)	within seven days after becoming aware of any event or circumstance which might reasonably be expected to constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, cause a director of the Obligor or ERISA Affiliate affected by that event or circumstance to provide an explanation of such event or circumstance.

21.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a reasonable request by the Agent, the Company shall supply to the Agent a certificate signed by the chief executive officer and/or the chief financial officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.	FINANCIAL COVENANTS

22.1	Definitions

In this Clause 22:

“Consolidated EBITDA” means the current operating income appearing in the consolidated income statement (“compte de résultats consolidé”) of the Group before depreciation provisions and dividends received from associates.

“Consolidated Net Financial Debt” means the aggregate amount of the Group’s short, medium and long term borrowings, including leasing agreements (except for leasing agreement relating to current operations), contracted with banks and other lending institutions, less Marketable securities and other financial assets and Cash and cash equivalents, as defined in the semi-annual consolidated audited financial statements and the annual consolidated financial statements audited and certified by the auditors.

“Consolidated Net Worth” means the aggregate sum of the Group’s Capital, Premiums, Reserves, Net income of the fiscal year and Minority interests, as defined in the semi-annual consolidated audited financial statements and the annual consolidated financial statements audited and certified by the auditors.

“Rating Event” means if the Company:

(a)	any of the Company’s Long Term Credit Ratings cease to be an Investment Grade Rating; or

(b)	has no available Long Term Credit Rating.

22.2	Financial condition

The Company shall ensure that on each Testing Date (commencing with 31 December 2013) the ratio of Consolidated Net Financial Debt to Consolidated Net Worth will not at any time exceed 1.60:1.

22.3	Additional financial condition on Rating Event

Following the occurrence of a Rating Event the Company shall ensure that on each Testing Date the ratio of Consolidated Net Financial Debt to Consolidated EBITDA will not at any time exceed 4.0:1.

22.4	Financial testing

(a)	Consolidated Net Financial Debt and Consolidated Net Worth shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Company and shall be expressed in euro.

(b)	The financial covenants set out in Clause 22.2 (Financial condition) and Clause 22.3 (Additional financial condition on Rating Event) shall be tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent, upon reasonable request, of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3	Negative pledge

In this Clause 23.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Existing Security or Security or Quasi-Security replacing such Existing Security so long as the assets subject to such Security or Quasi-Security remain the same and the amount secured by such Security or Quasi-Security is not increased;

(ii)	any netting or set-off arrangement entered into by any Material Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any customary lien required in respect of the opening and/or maintenance of bank accounts in the ordinary course of its banking arrangements under the terms and conditions of banks with whom any Material Subsidiary of any Obligor maintains a banking relationship;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into (for non speculative purposes) to hedge interest, currency or commodities value variation risks incurred under the normal course of its business or financing thereof;

(iv)	any Security arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(vii)	any Security or Quasi-Security created pursuant to any Finance Document;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security or Quasi-Security granted to a public administration so to guarantee the payment or release of taxes, tax credits or similar contributions either as part of a good faith contestation of such taxes or as part of the ordinary course procedure to obtain the tax credit or similar contribution;

(x)	any Security granted in order to secure hedging transactions entered into in order to cover hedging (entered into for non speculative purposes) of interest, currency or commodities value variation risks incurred under the normal course of its business or financing thereof;

(xi)	in relation to an asset finance transaction, any Security or Quasi-Security over assets, the acquisition, construction or development of which is financed with debt incurred for the purpose of such asset finance transaction (including any Security or Quasi-Security over the shares of any special purpose company dedicated to such asset finance transaction and other assets related to the transaction) provided in each case that recourse is limited to the assets in question (or to the special purpose company);

(xii)	any Security or Quasi-Security granted by any member of the Target Group and existing at the date of this Agreement or replacing the same provided that the assets subject to such Security or Quasi-Security do not change and the amount secured is not increased;

(xiii)	the benefit of such Security is also extended to the Finance Parties with the same ranking and priority; or

(xiv)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xiii) above) does not exceed €100,000,000 (or its equivalent in another currency or currencies).

23.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of obsolete or redundant assets provided that the higher of the market value or consideration receivable for all such assets over the life of the Facility does not exceed €5,000,000 in aggregate; or

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed €100,000,000 (or its equivalent in another currency or currencies) over the life of the Facility.

23.5	Corporate Reconstruction

(a)	The Company shall not (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (each, and for the purposes of this Clause 23.5 only, a “Relevant Merger”), unless:

(i)	such Relevant Merger would not reasonably be expected to have Material Adverse Effect; and

(ii)	where such Relevant Merger involves an Obligor, the following conditions are satisfied:

(A)	the Relevant Merger does not and will not result in any Long Term Credit Rating of any Obligor which is involved being downgraded or such rating being lost or withdrawn;

(B)	the Relevant Merger does not and will not result in the occurrence of a Change of Control;

(C)	the Relevant Merger would not result in a change of corporate nationality of the relevant Obligor, unless such Obligor would remain incorporated in one of Germany, Austria, Belgium, Finland, Ireland, UK, Luxembourg, the Netherlands and Switzerland; and

(D)	the Agent is satisfied on the basis of sufficient legal comfort that the surviving entity of the Relevant Merger shall assume and remain bound by all obligations of the relevant Obligor in effect immediately prior to such Relevant Merger.

(b)	Nothing in this Clause 23.5 shall restrict the consummation of the Merger.

23.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group (including for the avoidance of doubt, business conducted by the Target and its Subsidiaries) from that carried on at the date of this Agreement.

23.7	Loans, credit or guarantees

(a)	Except as permitted under paragraph (b) below, the Company shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness (including the granting of any guarantee of Financial Indebtedness).

(b)	Paragraph (a) above does not apply to:

(i)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any cash deposits made in the ordinary course of its cash management or banking arrangements;

(iii)	any such loans or guarantees extended to other members of the Group;

(iv)	any positive mark-to-market arising under any derivative positions;

(v)	any loan or credit extended by a member of the Target Group and existing at the date of this Agreement; or

(vi)	any loan or credit not falling under paragraphs (i) to (v) above so long as the aggregate amount of the Financial Indebtedness under any such loans or guarantees, does exceed €25,000,000 (or its equivalent in other currencies) at any time.

23.8	Subsidiaries’ financial indebtedness

(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no other member of the Group incurs any Financial Indebtedness (including the granting of any guarantee of Financial Indebtedness).

(b)	Paragraph (a) above does not apply to a Financial Indebtedness which is:

(i)	Existing Financial Indebtedness;

(ii)	is owed to another member of the Group;

(iii)	incurred by members of the Target Group and existing at the date of this Agreement; or

(iv)	any Financial Indebtedness not falling under paragraphs (i), (ii) or (iii) above so long as the aggregate amount of the Financial Indebtedness of the members of the Group (taken as a whole but excluding the Company), does exceed €200,000,000 (or its equivalent in other currencies) at any time.

23.9	Guarantee of Target

As an exception to the provisions of paragraph (a) of Clause 26.2 (Additional Guarantors), the Company shall ensure that the Target becomes a Guarantor as soon as reasonably practicable after the date on which the Target is no longer restricted from doing so by the terms of its own financing arrangements existing as at 29 January 2014 (and in any event no later than 60 days after such date).

23.10	ERISA

Each Obligor shall:

(a)	except as would not result in a material withdrawal liability, ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(b)	except as would not reasonably be expected to have a Material Adverse Effect, ensure that any liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)	ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	except as would not reasonably be expected to have a Material Adverse Effect, ensure that no Employee Plan is terminated without the prior consent of the Majority Lenders.

23.11	US Regulations

(a)	It and each member of the Group will not become a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It and each Obligor will not become an “investment company” under the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness under this Agreement.

23.12	US Margin regulations

No part of the proceeds of any Utilisation will be used in a manner that violates Regulation U, Regulation T or Regulation X.

23.13	Anti-corruption

(a)	The Company shall continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws.

(b)	The Company shall not (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of any Loan or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person or entity for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws and regulations.

(c)	The Company shall not (and the Company shall ensure that no other member of the Group will) take any action in the furtherance of an offer, payment, promise to pay or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

23.14	Sanctions

The Company shall not (and the Company shall ensure that no other member of the Group will), directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(a)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Economic Sanctions; or

(b)	in any other manner that will result in a violation of Economic Sanctions or any applicable Anti-Money Laundering Law by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor or otherwise).

23.15	Conduct of the Acquisition

(a)	The Company shall ensure that neither the terms of the Tender Offer (if applicable) nor the Merger Agreement are amended, waived or otherwise modified:

(i)	to increase the price per Target Share payable in the Merger or (if applicable) Tender Offer or otherwise to increase the consideration payable to the holders of the Target Shares in connection with the transactions contemplated by the Merger Agreement, in each case, in excess of the amount agreed with the Mandated Lead Arranger on or before the date of this Agreement without the consent of the Mandated Lead Arranger; or

(ii)

(A)	to reduce the “Minimum Condition” (as defined in the Merger Agreement) below the amount stated in the Merger Agreement as of the date of this Agreement; or

(B)	to waive condition 2(c) of annex 1 (Conditions of the Offer) of the Merger Agreement,

in each case without the consent of the Majority Lenders (and the Lenders acknowledge they should respond promptly to any such request for consent).

(b)	Other than as provided by paragraph (a) above, the Company shall ensure that no other amendments, modifications or waivers (including, without limitation, any amendments to, or waivers of, any of the conditions to the consummation of the Merger or (if applicable) the Tender Offer) are made to the Merger Agreement or the Tender Offer which could reasonably be expected to have a material adverse effect on the interests of the Lenders (in their capacity as such) without the prior consent of the Majority Lenders (and the Lenders acknowledge they should respond promptly to any such request for consent), unless such changes are required by applicable law or regulations.

(c)	The Company shall comply with all obligations under the terms of the Merger Agreement save where failure to do so could not reasonably be expected to be materially adverse to the Lenders (in their capacity as such).

(d)	The Company shall:

(i)	if there is a Tender Offer, use commercially reasonable efforts to ensure that the Merger is completed as soon as is practicable following the consummation of the Tender Offer; and

(ii)	keep the Agent reasonably informed as to the status and progress of material developments in relation to the Acquisition.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.15 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Company to make a prepayment under Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single lender or a Defaulting Lender) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

24.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

24.5	Cross Default/Cross acceleration

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above:

(i)	in relation to the Group taken as whole, is less than €100,000,000 (or its equivalent in any other currency or currencies); and

(ii)	in relation to any member of the Group individually, is less than €50,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	An Obligor or any member of the Group which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group by reasons of actual or anticipated financial difficulties of that member of the Group.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for sauvegarde, (including sauvegarde financière accélérée) redressement judiciaire or liquidation judiciaire or reorganisation (in the context of mandat ad hoc or of a conciliation or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor (or, in respect of an Obligor to the extent permitted by Clause 23.5 (Corporate Reconstruction));

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group by reason of actual or anticipated financial difficulties of that member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor or, in respect of an Obligor to the extent permitted by Clause 23.5 (Corporate Reconstruction)), receiver, administrator, administrative receiver, provisional administrator, mandataire ad hoc, conciliateur or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group for an amount of at least €50,000,000 in aggregate.

(b)	An Obligor or any member of the Group applies for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de Commerce.

(c)	A judgment for sauvegarde, redressement judiciaire, cession totale ou partielle de l’entreprise or liquidation judiciaire is entered in relation to an Obligor or any member of the Group under book VI (livre VI) of the French Code de Commerce.

(d)

(i)	An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction in the United States seeking:

(A)	relief in respect of any Obligor or any member of the Group, or of a substantial part of the property or assets of any Obligor, under US Bankruptcy Law;

(B)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor or any member of the Group; or

(C)	the winding-up or liquidation of any Obligor or any member of the Group.

(ii)	Any Obligor or any member of the Group shall:

(A)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(B)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;

(C)	apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any member of the Group or for a substantial part of the property or assets of any Obligor or any member of the Group;

(D)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(E)	take any action for the purpose of effecting any of the foregoing.

(e)	Any procedure, judgment or step is taken in any jurisdiction which had effects similar to those referred to in paragraphs (a), (b) and (c) above.

This Clause 24.7 shall not apply to any petition for redressement judiciaire or liquidation judiciaire or similar insolvency proceedings which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement.

24.8	Creditors’ process

Any of the enforcement proceedings provided for in the French Code des procédures civiles d’exécution, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group and is not discharged within fifteen Business Days.

24.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

24.10	Unlawfulness

Except as provided in Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single lender or a Defaulting Lender), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

24.11	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.12	ERISA

(a)	Any ERISA Event occurs or is reasonably expected to occur which would reasonably be expected to have a Material Adverse Effect.

(b)	Any Obligor or ERISA Affiliate incurs or is likely to incur a material liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA.

24.13	Materiality

No Event of Default shall occur under Clauses 24.6 (Insolvency), 24.7 (Insolvency proceedings) and 24.8 (Creditors’ process) unless the events relate to (i) a Material Subsidiary, (ii) an Obligor or (iii) other Subsidiaries which together represent 10 per cent. or more of the Consolidated EBITDA or assets of the Group.

24.14	Clean-Up Period

(a)	In this Clause:

“Clean-up Default” means any Event of Default existing on or arising after the Completion Date other than an Event of Default which relates to:

(i)	Clause 24.1 (Non-payment) to the extent that the Event of Default relates to an amount of principal or interest; or

(ii)	Clause 8.2 (Change of Control); or

(iii)	Clause 24.6 (Insolvency) or Clause 24.7 (Insolvency proceedings); and

“Clean-up Period” means the period of 120 days from and including the Completion Date.

(b)	If, during the Clean-up Period, any event or circumstance has occurred or exists with respect to any member of the Target Group which would constitute a Clean-up Default:

(i)	promptly upon becoming aware of its occurrence or existence, the Company shall notify the Agent of that Clean-up Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)	subject to paragraph (c) below, during the Clean-up Period that Clean-up Default shall not constitute a Default, the Agent shall not be entitled to give any notice under Clause 24.15 (Acceleration) with respect to that Clean-up Default and no other Finance Party shall be entitled to take any action with respect to that Clean-up Default until (if that Clean-up Default is then continuing) the date immediately after the end of the Clean-up Period.

(c)	Paragraph (b)(ii) above shall not apply with respect to any Clean-up Default that:

(i)	was procured or approved by the Company;

(ii)	is not capable of remedy;

(iii)	is capable of remedy and reasonable steps are not being taken to remedy it or the event or circumstance which gave rise to it; or

(iv)	could reasonably be expected to have a Material Adverse Effect.

(d)	For the avoidance of doubt, paragraph (b)(ii) above shall not restrict the Agent’s right to give any notice under Clause 24.15 (Acceleration) or any other Finance Party’s right to take any action with respect to any Default which is not a Clean-up Default.

24.15	Acceleration

(a)	On and at any time after the occurrence of an Event of Default (other than an Event of Default referred to in paragraph (b) below) the Agent may without mise en demeure or any other judicial or extra-judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L. 620–1 to L. 670–8 of the French Code de Commerce:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

(b)	If an Event of Default occurs under paragraph (b) of Clause 24.7 (Insolvency proceedings):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall be immediately due and payable;

in each case automatically and without any direction, notice, declaration or other act.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	Subject to Clause 37 (Confidentiality), the Agent shall promptly notify the Company of the identity of the New Lender following an assignment or transfer under paragraph (a) above.

(c)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

25.2	Conditions of assignment or transfer

(a)	Without prejudice to the provisions of the Syndication Letter the consent of the Company (not to be unreasonably withheld or delayed) is required for an assignment or transfer by an Existing Lender, provided that:

(i)	in the case of an assignment, no consent is required if the assignment is:

(A)	to another Lender or an Affiliate of a Lender; or

(B)	made at a time when an Event of Default is continuing; and

(ii)	the Company hereby consents to a transfer to another Lender or an Affiliate of a Lender or which occurs while an Event of Default is continuing.

Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to a borrower established in France may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	A transfer or an assignment will only be effective on assignment will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer or assignment) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(e)	Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer or assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer of rights and obligations or an assignment of rights is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, subject to Clause 25.8 (Pro rata interest settlement) as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement or Increase Confirmation, send to the Company a copy of that Transfer Agreement or Increase Confirmation.

25.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.8	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer or assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

25.9	Continuation of Guarantee

(a)	Each Obligor consents to any assignment of rights and to any transfer of rights and obligations permitted under and made in accordance with this Clause 25 (Changes to the Lenders).

(b)	Each Obligor agrees and confirms that its guarantee obligations under the Finance Documents will continue notwithstanding any transfer under this Clause 25 (Changes to the Lenders) and will extend to cover and support obligations owed to New Lenders and to continuing Finance Parties.

(c)	The Company (for itself and as agent for the Obligors) will (at its own cost) promptly execute or ensure the execution of such documents and take such other actions as are necessary to effect or perfect a transfer of rights or of rights and obligations to a New Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to paragraph (b) below, but without prejudice to Clause 23.9 (Guarantee of Target), on the occurrence of a Rating Event the Company shall procure that one or more of its Subsidiaries representing at least 50 per cent. of the Consolidated EBITDA and assets of the Group shall, as soon as practicable and in any event within 90 days from the occurrence of that Rating Event, become Additional Guarantors (the “Guarantor Coverage Test”), it being understood that Subsidiaries which are Material Subsidiaries shall be required to accede as Guarantors prior to any Subsidiaries which are not Material Subsidiaries.

(b)	Paragraph (a) above does not apply if the Rating Event ceases to subsist.

(c)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

26.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 20.5 (Validity and admissibility in evidence), 20.7 (Deduction of Tax) and 20.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery by reference to the facts and circumstances then existing.

26.4	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Target (or its successor)) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	Within ten Business Days of receipt of a duly completed Resignation Letter, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no payment is due and payable from the Guarantor under Clause 19 (Guarantee);

(ii)	the Agent is satisfied that the Company will remain in compliance with the Guarantor Coverage Test (if applicable) following the resignation;

(iii)	if a Material Subsidiary is to resign as Guarantor, there is no other Subsidiary (not being a Material Subsidiary) which is a Guarantor; and

(iv)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGER

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.6 (Copy of Transfer Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Company within 10 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised ; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent shall disclose the identity of a Defaulting Lender to the Company and may disclose the identity of a Defaulting Lender to the other Finance Parties (and shall, as soon as reasonably practicable, disclose the same upon the written request of the Majority Lenders).

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market Disruption).

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without having first obtained that Lender’s authority to act on its behalf in those proceedings.

27.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.11 (Disruption to Payment Systems etc.)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 27.9.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or France as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The Company may, on no less than 30 days’ prior notice to the Agent, replace the Agent by requiring the Lenders to appoint a replacement Agent if any amount payable under a Finance Document by a French Obligor becomes not deductible from that French Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.9 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent acting through an office in the United Kingdom.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

27.17	Agent’s Management Time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.19	The Register

The Agent, acting for these purposes solely as an agent of the Company, will maintain (and make available for inspection by the Company and the Lenders upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Company, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or Paris ), other than a Non-Cooperative Jurisdiction, with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Paris), other than a Non-Cooperative Jurisdiction.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Impaired Agent

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient(s). Such payments must be made on the due date for payment under the Finance Documents.

30.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c)(a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed to only become effective on the following day.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication to be made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.8	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Company or Guarantors other than in accordance with Clause 26 (Changes to the Obligors) or as permitted by Clause 23.5 (Corporate Reconstruction);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8.2 (Change of control), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 38 (Governing law) or Clause 39 (Enforcement); or

(viii)	the nature or scope of the guarantee granted under Clause 19 (Guarantee),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

36.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

(ii)	has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in the total of that Defaulting Lender’s Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 36.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	Its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request: and

(b)	Its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 30 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders)

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

37.	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Code monétaire et financier and without prejudice to such Finance Party’s legal obligations, disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential

Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Disclosure to numbering service providers

(a)	Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Code monétaire et financier and without prejudice to such Finance Party’s legal obligations, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

37.4	Entire agreement

Subject to the provisions of article L. 511-33 of the French Code monétaire et financier, this Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law.

39.	ENFORCEMENT

The Commercial Court of Paris (Tribunal de commerce de Paris) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement).

40.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION IN ANY UNITED STATES FEDERAL OR STATE COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE LENDER/COMPANY/GUARANTOR RELATIONSHIP. Each party acknowledges that this waiver is a material inducement to enter into a business relationship, it has relied on this waiver in entering into this agreement, and it will continue to rely on this waiver in related future dealings. Each party warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS CLAUSE 40 (WAIVER OF JURY TRIAL) AND EXECUTED BY EACH PARTY. In the event of litigation, this agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (€)
MORGAN STANLEY BANK INTERNATIONAL LIMITED	750,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO SIGNING

1.	The Company

(a)	A K-bis extract and non-bankruptcy certificate for the Company, not more than 15 days old.

(b)	A copy of the constitutional documents (Statuts) of the Company.

(c)	A copy of a resolution of the board of directors of the Company, approving the terms of, and resolving that it execute, the Finance Documents, and authorising a specified person or persons to execute the relevant Finance Documents to sign, give and/or despatch on behalf of the Company all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed, given and/or despatched by the Company under or in connection with the Finance Documents.

(d)	A specimen of the signature of each person referred to in paragraph (c) above.

(e)	A certificate of an authorised signatory of the Company specifying the list of persons referred to in paragraph (c) above and certifying that each copy document relating to it specified in paragraph 1 and 3 of this Part I of Schedule 2 is correct, complete and (other than the document referred to in paragraph 3(c) below) in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of CMS Bureau Francis Lefebvre, legal advisers to the Company in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Original Financial Statements of the Company.

(b)	TEG Letter: countersigned copy by the Company.

(c)	A certified copy of the form of the Merger Agreement to be executed by the parties thereto.

PART II

CONDITIONS PRECEDENT TO INITIAL UTILISATION

(a)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(b)	A certified copy of the executed Merger Agreement.

(c)	If there is a Tender Offer, a certified copy of the Schedule TO, together with any documents incorporated thereto by reference.

(d)	A certificate of an authorised signatory of the Company confirming that all conditions precedent relating to the the Merger or, as the case may be, Tender Offer (other than the payment of the purchase price) have been satisfied or waived (provided such waiver is permitted by this Agreement) and that more than 50 per cent. of the Target’s shareholders have tendered their shares in the Target in connection with the Tender Offer.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Company.

2.	If the Additional Guarantor is incorporated in France, a K-bis extract and non-bankruptcy certificate for the Additional Guarantor, not more than 15 days old.

3.	A copy of the articles of association of the Additional Guarantor.

4.	Evidence that the person(s) who has signed the Finance Documents on behalf of the Additional Guarantor was duly authorised so to sign.

5.	Evidence that each person specified as being authorised to sign, give and/or despatch on behalf of the Additional Guarantor all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed, given and/or despatched by it under or in connection with the Finance Documents is duly authorised to do so.

6.	A specimen of the signature of each person referred to in paragraphs 4 and 5 above.

7.	A certificate of an authorised signatory of the Additional Guarantor specifying the list of persons referred to in paragraph 5 above and certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable and customary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in France.

11.	A capacity and authorisation legal opinion of the legal advisers to the Company in the jurisdiction in which the Additional Guarantor is incorporated or organised.

12.	If the Additional Guarantor is a US Obligor, a certificate as to the existence and good standing (including verification of tax status, if generally available) of such US Obligor from the appropriate governmental authorities in such US Obligor’s jurisdiction of organisation.

13.	If the Additional Guarantor is a US Obligor, a solvency certificate (on a consolidated basis) signed by the chief financial officer or chief accounting officer of such Obligor in form and substance satisfactory to the Agent and its counsel.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:	Imerys S.A.

To:	Morgan Stanley Bank International Limited

Dated:

Dear Sirs

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Imerys S.A.

PART II

SELECTION NOTICE

From:	Imerys S.A.

To:	Morgan Stanley Bank International Limited

Dated:

Dear Sirs

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ].[1]

3.	We request that the next Interest Period for the above Loan[s] is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Imerys S.A.

[1]	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.

SCHEDULE 4

FORM OF TRANSFER AGREEMENT

Between:

(1)	[ ] (the “New Lender”); and

(2)	[ ] (the “Existing Lender”)

Dated:

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Agreement. Terms defined in the Agreement have the same meaning in this Transfer Agreement unless given a different meaning in this Transfer Agreement.

2.	We refer to Clause 25.5 (Procedure for transfer or assignment).

3.	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement.

4.	The Existing Lender and the New Lender agree to the transfer (cession) of [all][the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement in accordance with Clause 25.5 (Procedure for transfer or assignment) of the Agreement[1].

5.	The proposed Transfer Date is [ ].

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule to this Transfer Agreement.

7.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

8.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor but without prejudice to the rights of the Company under Clause 14 (Tax gross-up and indemnities), that it is:

(a)	[a Qualifying Lender other than a Treaty Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender][2],

[1]	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Company in accordance with article 1690 of the French Code Civil.
[2]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

and that it is [not][1] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

9.	The New Lender confirms to the other Finance Parties represented by the Agent that it has become entitled to the same rights and will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

10.	This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law. The Commercial Court of Paris (Tribunal de commerce de Paris) shall have jurisdiction in relation to any dispute concerning it.

11.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

[1]	Delete as applicable. Each New Lender is required to confirm whether if falls within one of these categories or not.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [            ].

Morgan Stanley Bank International Limited

By:

SCHEDULE 5

FORM OF ACCESSION LETTER

To:	Morgan Stanley Bank International Limited as Agent

From:	[Subsidiary] and Imerys S.A.

Dated:

Dear Sirs

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Imerys S.A. confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor.]

[Relevant guarantee limitation wording to be included]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by French law.

Imerys S.A. [Subsidiary]

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	Morgan Stanley Bank International Limited as Agent

From:	[resigning Guarantor] and Imerys S.A.

Dated:

Dear Sirs

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 26.4 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by French law.

Imerys S.A.	[Subsidiary ]

By:		By:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Morgan Stanley Bank International Limited as Agent

From:	Imerys S.A.

Dated:

Dear Sirs

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	[We confirm that no Default is continuing.][1]*

2.	We confirm that:

[insert applicable certification language]

We have reviewed the Facility Agreement and audited consolidated financial statements of Imerys S.A. for the year ended [            ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in paragraph 2 of the above Compliance Certificate [or which we know to be a continuing Default].

for and on behalf of
name of auditors of Imerys S.A.

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

TIMETABLES

“D – “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in USD

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	D – 3 10:00 a.m.	D – 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D – 3 11:00 a.m.	D – 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.

SCHEDULE 9

FORM OF INCREASE CONFIRMATION

To:	Morgan Stanley Bank International Limited as Agent and Imerys S.A. as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Imerys S.A. - €750,000,000 Facility Agreement

dated 11 February 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor but without prejudice to the rights of the Company under Clause 14 (Tax gross-up and indemnities), that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender],[1]

and that it is [not]2 incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

[1]	Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.
2	Delete as applicable

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by French law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [            ].

Agent

By:

SCHEDULE 10

FORM OF TEG LETTER

To:	[—] as Company

From:	[—] as Agent

Dated:	[—]

Dear Sirs

[Company] – [            ] (the “Facility Agreement”)

We refer to the Facility Agreement.

Terms defined in the Facility Agreement have the same meaning in this letter unless otherwise defined in this letter.

We confirm that:

1.	this is the letter referred to in Clause 10.6 (Effective Global Rate) of the Facility Agreement;

2.	you acknowledge that, due to the fact that interest payable under the Facility Agreement is to be calculated on a floating rate basis by reference to LIBOR or EURIBOR for Interest Periods selected by the Company and in order to comply with the provisions of Articles L. 313-1 and L. 313-2 of the French Code de la consommation, the effective global rate (“taux effectif global”) will be calculated for the term of the Facility on the basis of the Screen Rates prevailing on or about the date of this Facility Agreement based on the assumptions described below:

Utilisation in Euro

(a)	that drawdown for the full amount of the Facility in Euro has been made on [date],

(b)	an Interest Period of [one ] month has been chosen and the EURIBOR rate of [—] per cent. per annum is applicable being the EURIBOR rate in respect of [one] month deposits published on [date];

(c)	this rate will remain unchanged for the term of the Facility Agreement;

(d)	repayments occur at contractual maturity and not earlier;

(e)	no extension option has been exercised;

(f)	the Long Term Credit Rating of the Borrower is [ ] and remains so for the term of the Facility Agreement;

(g)	the various fees payable by you under the terms of the Facility Agreement will remain unchanged.

Utilisation in USD

(a)	that drawdown for the full amount of the Facility in USD has been made on [date],

(b)	an Interest Period of [one ] month has been chosen and the LIBOR rate of [—] per cent. per annum is applicable being the LIBOR rate in respect of [one] month deposits published on [date];

(c)	this rate will remain unchanged for the term of the Facility Agreement;

(d)	repayments occur at contractual maturity and not earlier;

(e)	no extension option has been exercised;

(f)	the Long Term Credit Rating of the Borrower is [ ] and remains so for the term of the Facility Agreement; the various fees payable by you under the terms of the Facility Agreement will remain unchanged.

3.	Based on the assumptions described above the Effective Global Rate results in a rate of (i) in respect of a Utilisation in Euro, [—] per cent. per annum, with an interest rate for the period (taux de période) of [—] per cent. and a period of [—] and (ii) in respect of a Utilisation in USD, [—] per cent. per annum, with an interest rate for the period (taux de période) of [—] per cent. and a period of [—].

Such rate is provided solely for the information of the Company in order to comply with the provisions of Articles L. 313-1 and L. 313-2 of the French Code de la consommation.

Please acknowledge and confirm acceptance of the terms of this letter by signing and returning to us the enclosed copy.

The Agent

By:

Acknowledged and accepted

By:

Date:

The Company

Imerys S.A.

Address:	154, rue de l’Université
75007 Paris France

Fax No: + 33 1 49 55 64 44

Attention: Denis Musson, Group General Counsel

By: /s/ Gilles Michel

Name: Gilles Michel

Title: Chief Executive Officer

The Arranger

Morgan Stanley Bank International Limited

Address: 25 Cabot Square, London E14 4QA United Kingdom

Telephone: +44 207 677 9806 / 6379

Fax No: +44 207 056 1947

Email: loanservicing@morganstanley.com

Primary contact: Szilvia Molnar / Balazs Muller

By:	/s/ Shervin Sharghy
Name:	Shervin Sharghy
Title:	Vice President

The Original Lender

Morgan Stanley Bank International Limited

Address: 25 Cabot Square, London E14 4QA United Kingdom

Telephone: +44 207 677 9806 / 6379

Fax No: +44 207 056 1947

Email: loanservicing@morganstanley.com

Primary contact: Szilvia Molnar / Balazs Muller

By:	/s/ Shervin Sharghy
Name:	Shervin Sharghy
Title:	Vice President

The Agent

Morgan Stanley Bank International Limited

Address: 25 Cabot Square, London E14 4QA United Kingdom

Telephone: +44 207 677 9806 / 6379

Fax No: +44 207 056 1947

Email: loanservicing@morganstanley.com

Primary contact: Szilvia Molnar / Balazs Muller

By:	/s/ Shervin Sharghy
Name:	Shervin Sharghy
Title:	Vice President